AMENDMENT, DATED MARCH 8, 2005 TO THE

                              AMENDED AND RESTATED

                                   BY-LAWS OF

               JOHN HANCOCK TAX-ADVANTAGED DIVIDEND INCOME TRUST,
                            DATED SEPTEMBER 14, 2004

     Pursuant to the authority granted to the Board of Trustees in Section 2.10 of the Trust's Amended and Restated Declaration of Trust (the "Declaration of Trust"), dated August 7, 2003, as amended from time to time, the Board of Trustees further amends the Amended and Restated By-Laws (the "By-Laws") of the John Hancock Tax-Advantaged Dividend Income Trust (the "Trust") by restating
Article VI of the By-Laws in its entirety as follows:

                                    OFFICERS

Section 6.1. General Provisions. The officers of the Trust shall be a Chairman, a President, a Treasurer and a Secretary, who shall be elected by the Trustees. The Trustees may elect or appoint such other officers or agents as the business of the Trust may require, including one or more Vice Presidents, one or more Assistant Secretaries, and one or more Assistant Treasurers. The Trustees may delegate to any officer or committee the power to appoint any subordinate officers or agents.

Section 6.2. Election, Term of Office and Qualifications. The officers of the Trust and any Series thereof shall be elected by the Trustees. Except as provided in Sections 6.3 and 6.4 of this Article VI, each officer elected by the Trustees shall hold office at the pleasure of the Trustees. Any two or more offices may be held by the same person. The Chairman of the Board shall be selected from among the Trustees and may hold such office only so long as he/she continues to be a Trustee. Any Trustee or officer may be but need not be a Shareholder of the Trust.

Section 6.3. Removal. The Trustees, at any regular or special meeting of the Trustees, may remove any officer with or without cause, by a vote of a majority of the Trustees then in office. Any officer or agent appointed by an officer or committee may be removed with or without cause by such appointing officer or committee.

Section 6.4. Powers and Duties of the Chairman. The Chairman shall preside at the meetings of the Shareholders and of the Trustees. He may call meetings of the Trustees and of any committee thereof whenever he deems it necessary.

Section 6.5. Powers and Duties of the Vice Chairman. The Trustees may, but need not, appoint one or more Vice Chairman of the Trust. The Vice Chairman shall perform such duties as may be assigned to him or her from time to time by the Trustees or the Chairman.

Section 6.6. Powers and Duties of the President. The President shall be the chief executive officer of the Trust and shall preside at all meetings of the Trustees and Shareholders in the absence of the Chairman. Subject to the control of the Trustees and to the control of any Committees of the Trustees, within

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their  respective  spheres as  provided by the  Trustees,  he shall at all times exercise general supervision over the business and policies of the Trust. He shall have the power to employ attorneys and counsel for the Trust or any Series or Class thereof and to employ such subordinate officers, agents, clerks and employees as he may find necessary to transact the business of the Trust or any Series or Class thereof. He shall also have the power to grant, issue, execute or sign such powers of attorney, proxies or other documents as may be deemed advisable or necessary in furtherance of the interests of the Trust or any Series thereof. The President shall have such other powers and duties, as from time to time may be conferred upon or assigned to him by the Trustees.

Section 6.7. Powers and Duties of Vice Presidents. In the absence or disability of the President, the Vice President or, if there be more than one Vice President, any Vice President designated by the Trustees, shall perform all the duties and may exercise any of the powers of the President, subject to the control of the Trustees. Each Vice President shall perform such other duties as may be assigned to him from time to time by the Trustees and the President.

Section 6.8. Powers and Duties of the Treasurer. The Treasurer shall be the principal financial and accounting officer of the Trust. He shall deliver all funds of the Trust or any Series or Class thereof which may come into his hands to such Custodian as the Trustees may employ. He shall render a statement of condition of the finances of the Trust or any Series or Class thereof to the Trustees as often as they shall require the same and he shall in general perform all the duties incident to the office of a Treasurer and such other duties as from time to time may be assigned to him by the Trustees. The Treasurer shall give a bond for the faithful discharge of his duties, if required so to do by the Trustees, in such sum and with such surety or sureties as the Trustees shall require.

Section 6.9. Powers and Duties of the Secretary. The Secretary shall keep the minutes of all meetings of the Trustees and of the Shareholders in proper books provided for that purpose; he shall have custody of the seal of the Trust; he shall have charge of the Share transfer books, lists and records unless the same are in the charge of a transfer agent. He shall attend to the giving and serving of all notices by the Trust in accordance with the provisions of these By-laws and as required by law; and subject to these By-laws, he shall in general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Trustees.

Section 6.10. Powers and Duties of Assistant Treasurers. In the absence or disability of the Treasurer, any officer designated by the Trustees shall perform all the duties, and may exercise any of the powers, of the Treasurer. Each officer shall perform such other duties as from time to time may be assigned to him by the Trustees. Each officer performing the duties and exercising the powers of the Treasurer, if any, and any Assistant Treasurer, shall give a bond for the faithful discharge of his duties, if required so to do by the Trustees, in such sum and with such surety or sureties as the Trustees shall require.

Section 6.11. Powers and Duties of Assistant Secretaries. In the absence or disability of the Secretary, any Assistant Secretary designated by the Trustees shall perform all the duties, and may exercise any of the powers, of the

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Secretary. Each Assistant Secretary shall perform such other duties as from time to time may be assigned to him by the Trustees.

Section 6.12. Compensation of Officers and Trustees and Members of the Advisory Board. Subject to any applicable provisions of the Declaration of Trust, the compensation of the officers and Trustees and members of an advisory board shall be fixed from time to time by the Trustees or, in the case of officers, by any Committee or officer upon whom such power may be conferred by the Trustees. No officer shall be prevented from receiving such compensation as such officer by reason of the fact that he is also a Trustee.